                                                                 EXHIBIT (c) (2)

[BEAR STEARNS LOGO]

PRESENTATION TO THE
BOARD OF DIRECTORS
REGARDING PROJECT CORKSCREW

SEPTEMBER 10, 2003

[BEAR STEARNS LOGO]

TABLE OF CONTENTS

SECTION

1        Situation Overview

2        Review of Process

3        Review of Alternatives

         A        Open Wheel Racing Series LLC Proposal

         B        Liquidation

         C        Hypothetical Financing Scenarios

APPENDICES

         A        Weighted Average Cost of Capital Calculation

CONFIDENTIAL

[BEAR STEARNS LOGO]

SECTION 1

SITUATION OVERVIEW

[BEAR STEARNS LOGO]

SITUATION OVERVIEW

CORKSCREW ("CORKSCREW" OR "THE COMPANY") IS FACING DIFFICULT OPERATING CONDITIONS AND A LIQUIDITY SHORTFALL.

-    Lack of liquidity and declining cash balances

-    Declining revenue, EBITDA and margins

-    Difficult economic environment

-    Lack of investor and market confidence

-    Loss of key teams, sponsors and advertisers

-    No apparent capital markets or financing alternatives

CONFIDENTIAL                                                                   1

[BEAR STEARNS LOGO]

SITUATION OVERVIEW--DECLINING FINANCIAL PERFORMANCE

THE COMPANY HAS SUFFERED DECLINING REVENUE AND EBITDA OVER THE LAST SEVERAL
YEARS.

REVENUE                                                          ($ IN MILLIONS)
--------------------------------------------------------------------------------

[REVENUE BAR CHART]

               REVENUE
               -------
1998 (1)        $62.5
1999 (1)        $68.8
2000 (1)        $75.0
2001 (1)        $70.3
2002 (1)        $57.2
LTM  (2)        $52.8
2003E (3)       $50.3

EBITDA                                                           ($ IN MILLIONS)
--------------------------------------------------------------------------------

[EBITDA BAR CHART]

            ACTUAL EBITDA    ADJUSTED EBITDA
            -------------    ---------------
1998 (1)        $ 21.2            $ 21.2
1999 (1)        $ 25.5            $ 25.5
2000 (1)        $ 17.6            $ 26.6
2001 (1)       ($  7.0)           $  9.2
2002 (1)       ($ 23.2)          ($ 21.8)
LTM  (2)       ($ 57.1)          ($ 55.6)
2003E (3)      ($ 80.6)          ($ 77.9)

-----------
Note:  Amounts may not add due to rounding.

Source:  Company management.

(1)  Source: Company Form 10-K.

(2)  Latest twelve months ended June 30, 2003. Per Company Form 10-K and Form
     10-Q.

(3) Source: Company Forecast per management presentation to Board of Directors on August 23, 2003. See p. 6 for the Company's Forecast. The Board of Directors has stated that it believes the Forecast beyond 2003 will be difficult to achieve.

(4)  Adjusted for:

     2000:  $6.3 in bad debt expenses and $2.8 in severance expenses.

     2001: $8.5 in asset impairment and strategic expense charges, $3.5 in litigation expenses and $4.3 in severance expenses.

     2002:  $1.4 in relocation expenses.

     LTM:   $0.1 in relocation expenses and $1.4 in litigation expenses.

     2003E: $2.7 in litigation expenses.

CONFIDENTIAL                                                                   2

[BEAR STEARNS LOGO]

SITUATION OVERVIEW--DECLINING CASH & EQUIVALENTS

THE COMPANY'S NET CASH BALANCE HAS DECLINED SIGNIFICANTLY OVER THE PAST SEVERAL YEARS AND IS EXPECTED TO BE ($1.2) MILLION AS OF DECEMBER 31, 2003, AND NEGATIVE FROM 2004 THROUGH 2006.

NET CASH BALANCES(1)                    ($ IN MILLIONS EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

[NET CASH BALANCES BAR CHART]

1998 (2)        $ 76.7
1999 (2)        $ 99.0
2000 (2)        $117.7
2001 (2)        $115.5
2002 (2)        $ 86.3
6/30/03 (3)     $ 48.3
2003E (4)      ($  1.2)
2004E (5)      ($ 14.7)
2005E (5)      ($ 17.4)
2006E (5)      ($ 14.5)

Net Cash Per Share  $5.05  $6.35  $7.47  $7.85  $5.86  $3.29  ($0.08)  ($1.00)  ($1.18)  ($1.89)

------------
(1) Includes cash and cash equivalents, net of long-term debt per balance sheet. Cash and debt balances as of December 31 of each year unless otherwise noted.

(2)  Source:  Company Form 10-K.

(3)  Source:  Company Form 10-Q.

(4)  Source:  Company provided information dated 9/3/03.

(5) Source: Company Forecast per management presentation to Board of Directors on August 23, 2003. The Board of Directors has stated that it believes the Forecast beyond 2003 will be difficult to achieve. The following adjustments were made to the Forecast:

2004-2006: Per Corkscrew management guidance, based on historical levels of current assets, Bear Stearns has estimated changes in working capital. Accounts receivable and prepaid expenses & other assets have been estimated at 8.1% and 2.6% of sales, respectively, and accounts payable at 3.2% of expenses. The resultant year-over-year changes in working capital have been included as adjustments to cash.

CONFIDENTIAL                                                                   3

[BEAR STEARNS LOGO]

SITUATION OVERVIEW--INABILITY TO FORECAST FINANCIAL PERFORMANCE

THE COMPANY HAS HAD DIFFICULTY FORECASTING SHORT-TERM OPERATING PERFORMANCE AND HAS HAD TO UPDATE ITS PUBLICLY-COMMUNICATED FINANCIAL GUIDANCE ON TWO SEPARATE OCCASIONS OVER A TWO MONTH PERIOD.

                                                                 ($ IN MILLIONS)
--------------------------------------------------------------------------------

                                          FORECAST DATE #1                 FORECAST DATE #2                 FORECAST DATE #3
            INCOME STATEMENT               JUNE 16, 2003       CHANGE        JULY 22, 2003      CHANGE      AUGUST 11, 2003
----------------------------------------  --------------    ------------   ---------------   ------------   --------------
REVENUES
    Sanction Fees                           $25.0-$26.0        ($1.0)         $24.0-$25.0                     $24.0-$25.0
    Sponsorship Revenue                       7.0-8.0           (1.0)           6.0-7.0                         6.0-7.0
    Television Revenue                        3.0-4.0           (1.0)           2.0-3.0      ($0.8)-($1.5)      1.2-1.5
    Net Race Promotion Loss(1)              (4.8)-(7.8)                       (4.8)-(7.8)     (5.2)-(3.2)    (10.0)-(11.0)
    Engine Lease Revenue                        1.9                               1.9                             1.9
    Other Revenue                               1.8                               1.8                             1.8
                                          --------------    ------------   ---------------   ------------   --------------
TOTAL NET REVENUES                             $33.9           ($3.0)            $30.9       ($6.0)-($4.7)    $24.9-$26.2
EXPENSES
    Race Distributions                         $62.0                             $62.0                           $62.0
    Race Expenses                               8.5                               8.5                             8.5
    Television Expense                       16.0-17.0                         16.0-17.0                       16.0-17.0
    Administration and Indirect Expenses        21.7          $0.3-$1.3        22.0-23.0                       22.0-23.0
                                          --------------    ------------   ---------------   ------------   --------------
TOTAL OPERATING EXPENSES                   $108.2-$109.2      $0.3-$1.3      $108.5-$110.5       $0.0        $108.5-$110.5

    Litigation Expenses                         NA                                NA             $1.9             1.9
                                          --------------    ------------   ---------------   ------------   --------------

EBITDA                                    ($74.3)-($75.3)   ($3.3)-($4.3)   ($77.6)-($79.6)  ($6.6)-($7.9)  ($84.2)-($87.5)

    Depreciation and amortization              4.0(2)                           4.0(2)                            4.0
                                          --------------                   ---------------                  --------------

EBIT                                      ($78.3)-($79.3)                   ($81.6)-($83.6)                 ($88.2)-($91.5)
                                          ==============                   ===============                  ==============

------------
Source: Company press releases issued on respective dates unless otherwise noted.

(1) Company only disclosed net loss and did not disclose revenue and expenses separately.

(2) Source: Company press release issued August 11, 2003. Bear Stearns assumed forecasted amount on August 11, 2003 was forecasted amount as of this date.

CONFIDENTIAL                                                                   4

[BEAR STEARNS LOGO]

THE COMPANY HAS ALSO BEEN REQUIRED TO UPDATE OR CLARIFY ITS GUIDANCE REGARDING 2004.(1)

     DATE                               MANAGEMENT COMMENT
---------------  ---------------------------------------------------------------
June 16, 2003    "Management expects that...operating results should improve significantly in 2004, but CASH NEEDS WILL CONTINUE TO EXCEED
                 CASH GENERATION."

                 "We expect that remaining cash reserves, cash flow from operations and available bank borrowings will be sufficient for capital expenditures and other cash needs during 2004 but we also anticipate that BY THE END OF THE 2004 SEASON OUR CASH RESERVES WILL BE FULLY DEPLETED. Management is currently and will continue to seek alternate sources of financing to sustain the company through the 2005 season."

July 22, 2003    "Due to the continuing downward trend in several of its
                 critical revenue streams...and a lowering of its expectations regarding the 2004 year, MANAGEMENT NOW EXPECTS THAT IT WILL
                 NEED TO RAISE ADDITIONAL CAPITAL TO COMPLETE THE 2004
                 SEASON.... There cannot be any assurance that this process will result in any transaction or as to the terms and conditions of any transaction that may be proposed to or pursued by the company."

August 11, 2003  "Due to the continuing downward trend in several of its critical revenue streams...and a lowering of its expectations regarding the 2004 year, management now expects that it will need to raise additional capital for the 2004 season. AT THIS TIME, THE COMPANY HAS NOT IDENTIFIED ANY SOURCE FOR THIS CAPITAL AND THERE IS NOT ANY ASSURANCE IT COULD BE RAISED."

----------
(1) Source: Press releases issued by Company on respective dates. Emphasis added.

CONFIDENTIAL                                                                   5

[BEAR STEARNS LOGO]

SITUATION OVERVIEW--PROJECTED INCOME STATEMENTS(1)

BELOW ARE THE COMPANY'S PROJECTED FINANCIAL RESULTS (THE "FORECAST").

                                                                 ($ IN MILLIONS)
--------------------------------------------------------------------------------

                                         FOR THE YEAR ENDED DECEMBER 31,
                                      ------------------------------------
                                       2003E       2004E     2005E   2006E
                                      ---------   --------  -------  -----
REVENUES
Sanction Fees                          $ 24.9      $27.8     $30.3   $31.6
Sponsorship Revenue                       8.2       10.4      14.6    18.2
Television Revenue                        1.9        4.8       6.4     7.4
Race Promotion                           11.1          -         -       -
Engine Lease Revenue                      1.9        1.8       1.8       -
Other Revenue                             2.3        2.1       2.2     2.4
                                      -------     ------    ------   -----
     TOTAL REVENUES                    $ 50.3      $47.0     $55.4   $59.7
     % Growth                           (12.1%)     (6.6%)    17.8%    7.8%

EXPENSES
Race Distributions                     $ 62.2      $25.7     $23.7   $22.9
Race Expenses                             8.7        7.2       7.2     7.2
Television Expenses                      15.9       13.4      13.4    13.4
Race Promotion Expenses                  20.6          -         -       -
Administrative and Indirect Expenses     20.8       11.8      11.8    11.8
                                      -------     ------    ------   -----
     TOTAL OPERATING EXPENSES          $128.2      $58.1     $56.1   $55.3

Litigation Expenses                       2.7          -         -       -
                                      -------     ------    ------   -----
EBITDA                                ($ 80.6)    ($11.1)   ($ 0.7)  $ 4.4

Depreciation and Amortization          $  3.9      $ 3.9     $ 1.8   $ 2.2
                                      -------     ------    ------   -----
EBIT                                  ($ 84.5)    ($14.9)   ($ 2.5)  $ 2.2
                                      =======     ======    ======   =====

------------------
Source: Management presentation to Corkscrew Board of Directors dated August 23,
        2003.

(1) Bear Stearns has utilized management's Forecast provided to us for purposes of our analysis. The Board of Directors has stated that it believes the Forecast beyond 2003 will be difficult to achieve.

CONFIDENTIAL                                                                   6

[BEAR STEARNS LOGO]

SITUATION OVERVIEW--FORECAST REVISIONS(1)

THE COMPANY REVISED ITS FORECASTS AND UNDERLYING BUSINESS PLAN BETWEEN MAY 2003 AND AUGUST 2003 DUE TO AN INABILITY TO ACCURATELY GAUGE THE EXTENT TO WHICH ITS BUSINESS HAD DETERIORATED. SEVERAL OF THE ASSUMPTIONS UNDERLYING THE 2004E - 2006E PROJECTIONS REMAIN SUBJECT TO QUESTION.

                                                                 ($ IN MILLIONS)
--------------------------------------------------------------------------------

                                                2003E(2)                            2004E
                                    --------------------------------  --------------------------------
                                    INITIAL(3)  REVISED(4)  VARIANCE  INITIAL(3)  REVISED(4)  VARIANCE
                                    ----------  ----------  --------  ----------  ----------  --------
REVENUES
  Sanction Fees                       $ 25.3      $ 24.9     ($0.4)      $30.1      $27.8      ($ 2.3)
  Sponsorship Revenue                    8.1         8.2       0.1        14.1       10.4        (3.7)
  Television Revenue                     4.2         1.9      (2.3)        7.3        4.8        (2.5)
  Race Promotion                        16.5        11.1      (5.4)       11.1          -       (11.1)
  Engine Lease Revenue                   1.9         1.9         -         2.0        1.8        (0.2)
  Other Revenue                          2.1         2.3       0.2         2.1        2.1           -
                                     -------     -------     -----      ------     ------      ------
  TOTAL REVENUES                      $ 58.1      $ 50.3     ($7.8)      $66.8      $47.0      ($19.8)

EXPENSES
  Race Distributions                  $ 63.1      $ 62.2     ($0.9)      $37.7      $25.7      ($12.0)
  Race Expenses                          8.5         8.7       0.2         6.9        7.2         0.3
  Television Expenses                   17.1        15.9      (1.2)       15.9       13.4        (2.5)
  Race Promotion Expenses               19.5        20.6       1.1        11.5          -       (11.5)
  Administrative and Indirect Exp.      20.8        20.8         -        16.5       11.8        (4.7)
                                     -------     -------     -----      ------     ------      ------
  TOTAL CASH OPERATING EXPENSES       $128.8      $128.2     ($0.6)      $88.4      $58.1      ($30.3)

  Litigation Expenses                      -         2.7         -           -          -           -

  EBITDA                             ($ 70.8)    ($ 80.6)    ($9.8)     ($21.7)    ($11.1)      $10.6

  Depreciation and Amortization          3.9         3.9         -         3.9        3.9           -
                                     -------     -------     -----      ------     ------      ------

  EBIT                               ($ 74.7)    ($ 84.5)    ($9.8)     ($25.6)    ($14.9)      $10.6
                                     =======     =======     =====      ======     ======      ======

                                                   2005E                            2006E
                                     --------------------------------  --------------------------------
                                     INITIAL(3)  REVISED(4)  VARIANCE  INITIAL(3)  REVISED(4)  VARIANCE
                                     ----------  ----------  --------  ----------  ----------  --------
REVENUES
  Sanction Fees                         $32.0       $30.3     ($ 1.7)   $32.9        $31.6      ($ 1.3)
  Sponsorship Revenue                    17.8        14.6       (3.2)    20.9         18.2        (2.7)
  Television Revenue                      9.5         6.4       (3.1)    10.7          7.4        (3.3)
  Race Promotion                         13.9           -      (13.9)    15.3            -       (15.3)
  Engine Lease Revenue                      -         1.8        1.8        -            -           -
  Other Revenue                           2.2         2.2          -      2.4          2.4           -
                                       ------      ------     ------    -----        -----      ------
  TOTAL REVENUES                        $75.4       $55.4     ($20.0)   $82.2        $59.7      ($22.5)

EXPENSES
  Race Distributions                    $27.0       $23.7     ($ 3.3)   $27.0        $22.9      ($ 4.1)
  Race Expenses                           6.3         7.2        0.9      6.0          7.2         1.2
  Television Expenses                    14.8        13.4       (1.4)    14.8         13.4        (1.4)
  Race Promotion Expenses                11.5           -      (11.5)    12.1            -       (12.1)
  Administrative and Indirect Exp.       14.5        11.8       (2.7)    14.6         11.8        (2.8)
                                       ------      ------     ------    -----        -----      ------
  TOTAL CASH OPERATING EXPENSES         $74.1       $56.1     ($18.0)   $74.4        $55.3      ($19.1)

  Litigation Expenses                       -           -          -        -            -           -

  EBITDA                                $ 1.3      ($ 0.7)    ($ 2.0)   $ 7.8        $ 4.4      ($ 3.4)

  Depreciation and Amortization           1.8         1.8          -      2.2          2.2           -
                                       ------      ------     ------    -----        -----      ------

  EBIT                                 ($ 0.5)     ($ 2.5)    ($ 2.0)   $ 5.6        $ 2.2      ($ 3.4)
                                       ======      ======     ======    =====        =====      ======

------------------
(1) Bear Stearns has assumed the accuracy of management's forecasts provided to us as of the date such forecast was prepared. The Board of Directors has stated that it believes the Forecast beyond 2003 will be difficult to achieve.

(2) Represents actual results for the first six months plus projected financial results, according to management's forecasts for the balance of 2003.

(3) Represents projections received by Bear Stearns on May 7, 2003 and included in the Confidential Information Memorandum sent to potential investors.

(4) Represents Company Forecast from August 23, 2003 management presentation to Company Board of Directors.

CONFIDENTIAL                                                                   7

[BEAR STEARNS LOGO]

WHEN THE COMPANY WAS FOLLOWED BY MAJOR WALL STREET EQUITY RESEARCH ANALYSTS, IT HAD A HISTORY OF NOT MEETING ITS OWN GUIDANCE TO WALL STREET.

EARNINGS PERFORMANCE VS. CONSENSUS ESTIMATES

            2001                     2002
           -------                 -------
    Q1A:   ($0.27)           Q1A:  NA
    Q2A:   ($0.11)           Q2A:  ($0.27)
    Q3A:   ($0.08)           Q3A:  ($0.82)
    Q4A:   ($0.18)           Q4A:  ($0.17)

                           Q1A          Q2A         Q3A          Q4A       Q1A          Q2A            Q3A          Q4A
                         ---------------------------------------------   -----------------------------------------------
                                             2001                                              2002
ACTUAL ADJ. EPS(1)        0.03         0.25         0.41        (0.09)   (0.04)        (0.20)        (0.56)       (0.35)
CONSENSUS EST.(2)         0.30(3)      0.36         0.49         0.09       NA(4)       0.07          0.26        (0.18)
Difference ($)           (0.27)       (0.11)       (0.08)       (0.18)      NA         (0.27)        (0.82)       (0.17)
Difference (%)             (90%)        (31%)        (16%)       (200%)     NA          (386%)        (315%)         94%
# Analysts Reporting         5            7            6            5        2             2             3            1

------------------------
(1)  Source: Company Press Releases.

(2) FirstCall Consensus estimates as of first day of the quarter unless otherwise noted.

(3) FirstCall Consensus estimates for the 1st quarter 2001 were not published until January 18, 2001. For purposes of this presentation, the January 18, 2001 estimate is used as an estimate for the beginning of the quarter.

(4) FirstCall Consensus estimates for the 1st quarter 2002 were not published until March 3, 2002 and have therefore been excluded from this summary.

CONFIDENTIAL                                                                   8

[BEAR STEARNS LOGO]

SITUATION OVERVIEW--DECLINING SANCTION FEES(1)

TOTAL SANCTION FEES AND SANCTION FEES PER EVENT HAVE DECLINED OVER THE LAST FEW YEARS.

- Beginning in 2001, promoters of Corkscrew's events began experiencing weaker revenue streams

   - As a result, promoters began demanding lower sanction fees or sanction fees based either in whole or in part on a revenue sharing model

-  2004 Forecast assumes the following with regard to sanction fees:

   - Portland and Cleveland, which earned no sanction fees in 2003, are expected to earn sanction fees of $0.5 million each

   -  Denver assumes a sanction fee increase from $0.5 million to $1.5 million

   - St. Petersburg assumes a sanction fee increase from $0.5 million to 1.4 million

SANCTION FEES                                                    ($ IN MILLIONS)
--------------------------------------------------------------------------------

[DECLINING SANCTION FEES BAR CHART]

1998              $30.4
1999              $35.7
2000              $38.9
2001              $47.2
2002              $36.6
2003E             $24.9
2004E             $27.8
2005E             $30.3
2006E             $31.6

Sanction Fee Per
Sanctioned Event      $1.6    $1.8     $1.9      $2.4      $2.2     $1.9      $1.9     $2.0    $2.1

------------------------
(1) Historical data sourced from public filings. See p. 6 for Company Forecast for projected amounts.

CONFIDENTIAL                                                                  9

[BEAR STEARNS LOGO]

SITUATION OVERVIEW--RACE PROMOTION LOSSES

DUE TO THE DECLINING PROFITABILITY OF RACE PROMOTERS, CORKSCREW BEGAN PROMOTING OR CO-PROMOTING CERTAIN RACES IN 2002.

- Corkscrew was forced to co-promote certain races or assume complete promotion responsibility to preserve its presence in certain markets

- Promotion of events exposes Corkscrew to all of the expenses associated with promoting an event

   - Corkscrew is responsible for ticket sales, sponsorship, hospitality, signage and other commercial rights associated with the race

   - By promoting races, Corkscrew is more dependent on consumer and corporate spending and the overall economic conditions affecting advertising and promotion in the motorsports and entertainment business

- Promotion of races resulted in significant losses in 2002 and is projected to result in higher losses for 2003

   - As a result of its poor performance, the Company plans to cease promoting races after the 2003 season

CONFIDENTIAL                                                                  10

[BEAR STEARNS LOGO]

RACE PROMOTION REVENUES                                          ($ IN MILLIONS)
--------------------------------------------------------------------------------

[RACE PROMOTION REVENUES BAR CHART]

1998            $ 0.0
1999            $ 0.0
2000            $ 0.0
2001            $ 0.0
2002            $ 1.4
2003E           $11.1
2004E           $ 0.0
2005E           $ 0.0
2006E           $ 0.0

RACE PROMOTION OPERATING INCOME/(LOSS)                           ($ IN MILLIONS)
--------------------------------------------------------------------------------

[RACE PROMOTION OPERATING INCOME/(LOSS) BAR CHART]

1998            $ 0.0
1999            $ 0.0
2000            $ 0.0
2001            $ 0.0
2002           ($ 8.3)
2003E          ($ 9.5)
2004E           $ 0.0
2005E           $ 0.0
2006E           $ 0.0

------------------------
(1) Historical data sourced from public filings. See p. 6 for Company Forecast for projected amounts.

CONFIDENTIAL                                                                  11

[BEAR STEARNS LOGO]

SITUATION OVERVIEW--TELEVISION

THE COMPANY HAS SUFFERED SIGNIFICANT LOSSES FROM TELEVISION, DUE PRIMARILY TO A DECISION TO ASSUME RESPONSIBILITY FOR ALL TELEVISION PRODUCTION AND ADVERTISING SALES.

- From 1998 through 2001, Corkscrew earned between $5.0 million and $5.5 million of television revenue from negotiated contracts with broadcast partners

-  Corkscrew entered into television production in 2002

   - The new television contract with CBS and Fox required Corkscrew to pay for air time and television production

      - Corkscrew received the advertising inventory and was responsible for selling the advertising air time

   -  Speed Channel produced and provided the air time, at their cost

      - Speed Channel retained the advertising inventory and income for all advertising aired

   - The Company received international rights fees from each international broadcast partner

- The television contract for 2003 provides for Corkscrew to receive the advertising inventory and take responsibility for selling the advertising

   -  CBS requires the Company to pay for air time and television production

   -  Speed Channel provides the air time and the Company pays for production

   - Corkscrew receives international rights fees from each international broadcast partner

CONFIDENTIAL                                                                 12

[BEAR STEARNS LOGO]

- Television ratings for 2002 and 2003 have been poor, resulting in reduced advertising participation and revenues

   - The decision to enter into television production and advertising sales has required Corkscrew to add a full-time sales force and enlist sales agents to help sell the advertising inventory

   - Exposure on the thinly-viewed Speed Channel has reduced fan exposure to the series

   - Low ratings have a direct impact on Corkscrew's ability to attract corporate sponsorship to the series and the teams

      - Teams that do not have corporate sponsorships are more likely to move to a competing racing series or drop out of racing altogether

-  A television agreement for 2004 and beyond is still under negotiation

   - Corkscrew management has projected an increase in television advertising revenue from $1.0 million in 2003 to $2.8 million in 2004

   - Corkscrew management has also projected an increase in international television rights from $0.2 million in 2003 to $1.5 million in 2004

CONFIDENTIAL                                                                  13

[BEAR STEARNS LOGO]

TELEVISION REVENUE                                               ($ IN MILLIONS)
--------------------------------------------------------------------------------

[TELEVISION REVENUE BAR CHART]

1998            $ 5.1
1999            $ 5.0
2000            $ 5.5
2001            $ 5.2
2002            $ 4.5
2003E           $ 1.9
2004E           $ 4.8
2005E           $ 6.4
2006E           $ 7.4

TELEVISION EXPENSES                                              ($ IN MILLIONS)
--------------------------------------------------------------------------------

[TELEVISION EXPENSES BAR CHART]

1998            $ 0.0
1999            $ 0.0
2000            $ 0.0
2001            $ 0.0
2002            $11.0
2003E           $15.9
2004E           $13.4
2005E           $13.4
2006E           $13.4

TELEVISION OPERATING INCOME/(LOSS)                               ($ IN MILLIONS)
--------------------------------------------------------------------------------

[TELEVISION OPERATING INCOME/(LOSS) BAR CHART]

1998            $ 5.1
1999            $ 5.0
2000            $ 5.5
2001            $ 5.2
2002           ($ 6.4)
2003E          ($14.1)
2004E            (8.6)
2005E          ($ 7.0)
2006E          ($ 6.0)

------------------------
(1) Historical data sourced from public filing. See p.6 for Company Forecast for projected amounts.

CONFIDENTIAL                                                                  14

[BEAR STEARNS LOGO]

SITUATION OVERVIEW--SPONSORSHIP

THE COMPANY HAS HAD DECLINING SPONSORSHIP REVENUE SINCE 2000.

- Sponsorship revenue decreased beginning in 2001 in large part due to the loss of guaranteed income from Corkscrew's former sponsor partner, ISL

- The decline in sponsorship revenue is also attributable to the following factors:

   - Difficult economic conditions have caused certain sponsors to reduce their expenditures for both the teams and the series

   - The decision for sponsors to spend money on the series and/or teams is driven by television and race attendee exposure

      -  Television viewership is down significantly since 1999

      - The majority of Corkscrew's races are relegated to Speed Channel, which does not have the reach of many other cable channels

      - Attendance at the races has declined, reducing sponsors' desire to commit funds to support the series

-  Corkscrew has witnessed the departure of several key name sponsors, such as:

   -  Federal Express

   -  Honda

   -  PPG

   -  Budweiser

   -  Mercedes-Benz

- Sponsorship revenue is expected to increase from $8.2 million in 2003 to $10.4 million in 2004, due primarily to a $3.8 million increase in Title Sponsorship revenue (Title Sponsorship revenue is projected to be $0 in 2003) and procuring one additional Associate Sponsor in 2004 for $1.0 million

CONFIDENTIAL                                                                  15

[BEAR STEARNS LOGO]

SPONSORSHIP REVENUE                                              ($ IN MILLIONS)
--------------------------------------------------------------------------------

[SPONSORSHIP REVENUE BAR CHART]

1998            $16.4
1999            $19.2
2000            $21.1
2001            $12.3
2002            $10.2
2003E           $ 8.2
2004E           $10.4
2005E           $14.6
2006E           $18.2

------------------------
(1) Historical data sourced from public filings. See p. 6 for Company Forecast for projected amounts.

CONFIDENTIAL                                                                 16

[BEAR STEARNS LOGO]

SITUATION OVERVIEW--TEAM SUPPORT

CORKSCREW HELPED FUND THE RACE TEAMS' OPERATIONS IN 2003.

- In 2003, the Company began an entry support program to retain and attract teams for the 2003 season

   - The total estimated cost of this program is $8.1 million for 2003 and $6.1 million for each of 2004, 2005 and 2006

- The Company also committed to spend up to $33.0 million in team assistance to ensure that there would be adequate participation by race teams for the 2003 season

   -  The Company estimates spending $2.0 million in team assistance in 2004

- These entry support and team assistance payments do not guarantee that teams will return to the series in 2004

   - Management has observed that teams have become disenchanted with management, and teams are likely to leave absent a fundamental change in management of the Company

CONFIDENTIAL                                                                  17

[BEAR STEARNS LOGO]

SITUATION OVERVIEW--ENGINE SUPPLIERS

CORKSCREW'S DECISION TO FIT ITS CARS WITH DE-TUNED "SPEC" ENGINES WAS DESIGNED TO ENCOURAGE TEAMS TO STAY IN THE SERIES.

- Corkscrew made a decision for the 2003 season to use standardized engines developed by Cosworth Engineering Ltd., an affiliate of Ford

   - Corkscrew purchased from Ford-Cosworth the engines to be used in its series by all competitors. Corkscrew leases the engines to the teams for use in the 2003 and 2004 Champ Car series

   - With each team receiving the same engine, the perceived technological superiority of the Corkscrew series cars as compared to IRL cars was diminished, potentially reducing fan interest

   - Corkscrew's top two engine manufacturers, Honda and Toyota, departed to the IRL

- In April 2002, Corkscrew announced a new engine supplier relationship with JUDD for the 2003 season

   - This engine supplier relationship was terminated, resulting in a lawsuit and a settlement in favor of JUDD

CONFIDENTIAL                                                                  18

[BEAR STEARNS LOGO]

SITUATION OVERVIEW--CAPITAL MARKETS

SHORTLY AFTER ITS IPO, EIGHT WALL STREET ANALYSTS COVERED THE COMPANY; HOWEVER, NO MAJOR WALL STREET BANKS CURRENTLY COVER THE COMPANY, THE LAST ONE HAVING DROPPED COVERAGE IN MID-2003.

- Bear Stearns dropped equity research coverage in December 2002 based on "little if any visibility" into the Company's earnings, the "long rebuilding process ahead," and the significant lack of institutional interest

NUMBER OF EQUITY RESEARCH ANALYSTS COVERING THE COMPANY(1)

[CAPITAL MARKETS BAR CHART]

1998            8
1999            7
2000            5
2001            3
2002            1
2003            1

------------------
(1) Source: FirstCall. Represents number of equity analysts reporting complete fiscal year estimates. The number of analysts reporting full year results does not necessarily represent the same number of analysts reporting quarterly results.

CONFIDENTIAL                                                                  19

[BEAR STEARNS LOGO]

SITUATION OVERVIEW--LIMITED SOURCES OF LIQUIDITY

CORKSCREW HAS LIMITED SOURCES OF LIQUIDITY TO MEET ITS CASH SHORTFALL.

- Per Corkscrew management, presuming the Company were able to receive capital to fund its Forecast, series participants (including race teams, sponsors, promoters and advertisers) will likely still depart the series due to a lack of confidence in management

- The Company's Forecast estimates that Corkscrew will have a cash balance of ($1.2) million as of December 31, 2003

    - The Forecast estimates that Corkscrew will have a negative cash balance of ($14.7) million, ($17.4) million, and ($14.5) million as of the end of 2004, 2005 and 2006, respectively

- Per Corkscrew management, the Company's fair market value of fixed assets, including those if its subsidiaries, (excluding cash and cash equivalents) is only approximately $3.7 million(1)

- The Company's Forecast estimates negative EBITDA for 2004 and 2005, making the Company non-financeable for practical purposes

    - The Company does not have conventional sources of capital available to it

    -    Corkscrew received a financing proposal from a potential investor (see
         Section 3-C) with terms that were deemed unattractive by the management and Board of Directors of Corkscrew

------------------
(1) Per "Fixed Assets as of 8/14/03" file received by Bear Stearns on August 20, 2003 from Corkscrew management.

CONFIDENTIAL                                                                  20

[BEAR STEARNS LOGO]

STOCK PRICE PERFORMANCE--LATEST 12 MONTHS(1)

[STOCK PRICE/VOLUME GRAPH OMITTED]


[A]    09/12/02:   Former director James Grosfeld liquidated his 7.9% stake in the Company, selling 1.2 million shares in a private sale for $5 per share.

[B]    03/11/03:   Announced that it had acquired Raceworks LLC, the
                   Miami-based company that was the promoter for the 2002 Grand
                   Prix Americas race in Miami.

[C]    03/25/03:   Dow Jones reported that Bernie Ecclestone had been in talks to buy up to 50% of the Company.

[D]    06/04/03:   Mario Andretti and Corkscrew Champ Car co-founder U.E. "Pat"
                   Patrick announced that they would relinquish their positions as Board members the following month.

[E]    06/16/03:   Announced the hiring of Bear Stearns to assist in exploring strategic alternatives available to the Company, including a possible sale of the Company. The Company further indicated that it expected cash reserves, cash flow from operations and available bank borrowings to be sufficient for capital expenditures and other cash needs during 2004 but that it anticipated that by the end of the 2004 season, its cash reserves will be fully depleted.

[F]    07/22/03:   Lowered its financial outlook for 2003 and 2004, citing the continuing downward trend in several critical revenue streams. The Company further indicated that it did not expect to have positive cash flow from operations or earnings earlier than 2006.

[G]    08/11/03:   Announced a net loss for 2nd Q 2003 of $34.5 million, or
                   $2.34 per fully diluted share, compared to a net loss of $3.7 million, or $0.25 per fully diluted share, in the comparable period a year ago. The Company further indicated that management expected that it would need to raise additional capital to begin the 2004 season.

[H]    08/18/03:   Announced that it had received a proposal from Open Wheel
                   Racing Series to acquire the Company for approximately $0.50 cash per share, and that it had entered into negotiations regarding a possible transaction.

[I]    08/19/03:   Derrick Walker resigned from Corkscrew's Board of Directors.

[J]    08/20/03:   Announced that it had resolved its legal dispute with former
                   CEO Joseph Heitzler.

[K]    08/21/03:   Robert Biggs resigned from Corkscrew's Board of Directors.

[L]    08/24/03:   Announced that its Board of Directors has instructed
                   management to continue negotiating with Open Wheel, and to seek to conclude those negotiations as quickly as possible.

--------------------
(1)  Through September 3, 2003.

CONFIDENTIAL                                                                  21

[BEAR STEARNS LOGO]

STOCK PRICE PERFORMANCE--LATEST 3 YEARS(1)

[STOCK PRICE/VOLUME GRAPH OMITTED]


--------------------
Note: See annotations on following pages.

(1)  Through September 3, 2003.

CONFIDENTIAL                                                                  22

[BEAR STEARNS LOGO]

[A]    09/20/00:   Announced that Bobby Rahal would conclude his tenure as the
                   Company's interim President and CEO in November to accept a position with the Jaguar Formula One team.

[B]    10/03/00:   Announced that Randy Dzierzawski had resigned his positions as EVP & CFO. Thomas Carter, who had served as VP of Finance
                   & Administration of a subsidiary of the Company, was appointed CFO.

[C]    12/04/00:   Announced that Joseph Heitzler had been selected as the
                   Company's new president and chief executive officer.

[D]    01/17/01:   In response to a NYSE request to release a statement
                   explaining the unusual activity in the Company's stock, the Company indicated that it was in discussions with ISL regarding its continued sponsorship agreement. A.G. Edwards lowered its rating of the Company to "maintain," due to uncertainty in regards to the ISL sponsorship guarantee.

[E]    04/17/01:   Lowered 2001 EPS estimates to a range of $1.00 and $1.02 on revenues of $75-$78 million. The Wall Street consensus estimate had been $1.28 per share. The Company cited a decline in sponsorship revenues as the primary reason for its expected earnings shortfall.

[F]    04/29/01:   Cancelled the Firestone Firehawk 600 two hours before the
                   start, forcing Texas Motor Speedway to issue refunds for over 60,000 tickets. Corkscrew decided to cancel the race amidst last-minute concerns for driver safety.

[G]    05/21/01:   Announced that it had updated its financial guidance as a
                   result of a $800,000 restructuring charge it would take in 2nd Q 2001. The Company also announced that the Texas Motor
                   Speedway had initiated litigation as a result of the Company's decision to postpone the race which had been scheduled for April 29, 2001.

[H]    06/05/01:   Announced that Joseph Heitzler had been named Chairman of the
                   Board.

[I]    07/31/01:   Lowered 2001 EPS estimates to a range of $0.76-$0.80 on
                   revenues of $71-$73 million. The Wall Street consensus estimate had been $0.96 per share on revenue of $76 million.

[J]    09/10/01:   Announced that the Company would discontinue the operations of its development series Dayton Indy Lights Championship following the conclusion of the 2001 race season in order to focus its efforts on its Toyota Atlantic Championship development series. The Company further announced that, for the 2002 season, the purses would be increased to $100,000 per race, as well as a planned $1 million season-ending points fund. (At the time, purses for Corkscrew support series averaged approximately $80,000 and there was a total of $400,000 in year-end points fund payouts.)

[K]    10/16/01:   Announced that the Company had reached a settlement with
                   Speedway Motorsports regarding the litigation surrounding the April 29, 2001 event at Texas Motor Speedway. The settlement was estimated to be between $5 and $7 million.

[L]    10/24/01:   Lowered 2001 EPS estimates to a range of approximately $0.11 to $0.13, sighting the loss of the minimum sponsorship revenue guarantee upon termination of the ISL marketing agreement.

[M]    11/07/01:   Announced the renewal of its sponsorship agreement with FedEx
                   Corp. The agreement extended FedEx sponsorship of the "FedEx
                   Championship Series" for up to four years.

[N]    12/05/01:   Joseph Heitzler resigns as President & CEO.

CONFIDENTIAL                                                                  23

[BEAR STEARNS LOGO]

[O]    12/06/01:   Roger Penske, co-founder of Corkscrew, announced that he
                   would move his entire operation to the Indy Racing League for the 2002 season.

[P]    12/19/01:   Announced that it had elected Christopher Pook to serve as its new President and CEO.

[Q]    03/06/02:   Announced that it anticipated 2002 net income, benefiting
                   from approximately $4.4 million in interest income, would range from a profit of $2.2 million or $0.15 per diluted share to a loss of $78,000 or $0.01 per share on revenues of approximately $68.0 million to $71.0 million. The Company cited the soft advertising environment as the primary reason for its expected shortfall.

[R]    05/21/02:   Honda announced that it would build engines for IRL next
                   year, leaving Corkscrew without the manufacturer that won the last six Corkscrew titles, and taking along its significant marketing clout.

[S]    07/02/02:   James Grosfeld resigned from Corkscrew's Board of Directors.

[T]    09/12/02:   Former director James Grosfeld liquidated his 7.9% stake in the Company, selling 1.2 million shares in a private sale for $5 per share.

[U]    03/11/03:   Announced that it had acquired Raceworks LLC, the Miami-based company that was the promoter for the 2002 Grand Prix
                   Americas race in Miami.

[V]    03/25/03:   Dow Jones reported that Bernie Ecclestone was in talks to buy up to 50% of the Company.

[W]    06/04/03:   Mario Andretti and Corkscrew Champ Car co-founder U.E. "Pat"
                   Patrick announced that they would relinquish their positions as Board members the following month.

[X]    06/16/03:   Announced the hiring of Bear Stearns to assist in exploring strategic alternatives available to the Company, including a possible sale of the Company.

[Y]    07/22/03:   Lowered its financial outlook for 2003 and 2004, citing the continuing downward trend in several critical revenue streams. The Company further indicated that it did not expect to have positive cash flow from operations or earnings earlier than 2006.

[Z]    08/11/03:   Announced a net loss for 2nd Q 2003 of $34.5 million, or
                   $2.34 per fully diluted share, compared to a net loss of $3.7 million, or $0.25 per fully diluted share, in the comparable period a year ago. The Company further indicated that management expected that it would need to raise additional capital to begin the 2004 season.

[AA]   08/18/03    Announced that it had received a proposal from Open Wheel
                   Racing Series to acquire the Company for approximately $0.50 cash per share, and that it had entered into negotiations regarding a possible transaction.

[AB]   08/19/03    Derrick Walker resigned from Corkscrew's Board of Directors.

[AC]   08/20/03    Announced that it had resolved its legal dispute with former
                   CEO Joseph Heitzler.

[AD]   08/21/03    Robert Biggs resigned from Corkscrew's Board of Directors.

[AE]   08/24/03    Announced that its Board of Directors has instructed
                   management to continue negotiating with Open Wheel, and to seek to conclude those negotiations as quickly as possible.

CONFIDENTIAL                                                                  24

[BEAR STEARNS LOGO]

CORKSCREW TRADING VOLUME OVERVIEW(1)

RANGE OF VOLUME AT PRICES FOR LTM PERIOD ENDED JUNE 13, 2003(2)

[CORKSCREW TRADING VOLUME OVERVIEW BAR CHART]

$2.26-$2.75              3.3%
$2.76-$3.25              8.7%
$3.26-$3.75             27.6%
$3.76-$4.25             14.0%
$4.26-$4.75             16.3%
$4.76-$5.25             11.2%
$5.26-$5.75              2.4%
$5.76-$6.25              3.5%
$6.26-$6.75              0.9%
$6.76-$7.25              0.7%
$7.26-$7.75              0.6%
$7.76-$8.25              1.0%
$8.26-$8.75              4.6%
$8.76-$9.25              3.5%
$9.26-$9.75              0.5%
$9.76-$10.25             1.1%

52-Week High (6/28/02)                                           $    9.85
52-Week Low (5/23/03)                                                 2.44
One Business Day Prior to Announcement (6/14/03)                      2.91
Basic Shares Outstanding                                            14.718

-------------------
(1) Source of share price and volume data: FactSet. Represents total volume for days on which stock price closed within indicated price range.

(2) Represents range from June 14, 2002-June 13, 2003. June 14, 2003 was the last trading day prior to announcement that Corkscrew had engaged Bear Stearns to explore strategic alternatives.

CONFIDENTIAL                                                                  25

[BEAR STEARNS LOGO]

CORKSCREW COMMON STOCK OWNERSHIP PROFILE

[CORKSCREW COMMON STOCK OWNERSHIP PROFILE PIE CHART]

TOTAL INSTITUTIONAL HOLDERS                   47.5%
OTHER PUBLIC SHAREHOLDERS                     18.9%
TOTAL DIRECTORS AND EXECUTIVE OFFICERS         2.1%
5% NON INSTITUTIONAL HOLDERS                  31.5%

COMMON STOCK OWNERSHIP

                                                SHARE HELD    PERCENTAGE HELD
                                                ----------    ---------------
DIRECTORS AND EXECUTIVE OFFICERS
   Carl A. Haas                                    300,500          2.0%
   Thomas L. Carter                                  3,000            *
   James A. Henderson                                1,000            *
                                                ----------        -----
      Total Directors and Executive Officers       304,500          2.1%

5%+ NON-INSTITUTIONAL HOLDERS

   Open Wheel Racing Series LLC                  3,377,400         22.9%
   Jonathan Vannini                              1,255,000          8.5
                                                ----------        -----
   Total 5%+ Non-Institutional Holders           4,632,400         31.5

INSTITUTIONAL HOLDERS
   Fidelity Management & Research Co.            1,482,300         10.1%
   Fuller & Thaler Asset Management              1,182,400          8.0
   Evergreen Investment Management Co., Inc.     1,058,219          7.2
   Weatons Holdings Limited                        920,900          6.3
   AIM Management Group, Inc.                      738,000          5.0
   A. G. Edwards & Sons, Inc.                      506,593          3.4
   Dimensional Fund Advisors, Inc.                 454,697          3.1
   Barclays Global Investors, N.A.                 231,963          1.6
   Krevlin Advisors LLC                            191,600          1.3
   Fifth Third Asset Management, Inc.              160,465          1.1
                                                ----------        -----
      Top Institutional Holders                  6,927,137         47.1%
   Other Institutional Holders                      59,326          0.4
                                                ----------        -----
      Total Institutional Holders                6,986,463         47.5%

Other Public Shareholders                        2,774,771         18.9
                                                ----------        -----

TOTAL DILUTED SHARES OUTSTANDING                14,718,134        100.0%
                                                ==========        =====

-------------------
Source: LionShares Data Service as of September 3, 2003, Corkscrew Proxy Statement filed March 27, 2003 and various Schedules 13D, 13G, 3, 4, and 5 filed subsequent to the Proxy filing.

Note: * Represents less than 1% of the Company's outstanding common stock.

CONFIDENTIAL                                                                  26

[BEAR STEARNS LOGO]

SECTION 2

REVIEW OF PROCESS

[BEAR STEARNS LOGO]

PROCESS OVERVIEW

SUMMARY KEY DATES AND EVENTS

October 29, 2002                -    Corkscrew engages Bear Stearns as its
                                     financial advisor to pursue strategic
                                     alternatives

April 2003                      -    Corkscrew business plan is finalized by
                                     Corkscrew management and Board of Directors

May 2003 - September 2003       -    Bear Stearns contacts or is contacted by
                                     potential investors

                                     -   15 potential strategic investors(1)

                                     -   29 potential financial buyers(1)

                                -    Corkscrew receives 25 executed
                                     confidentiality agreements from potential investors

August 15, 2003                 -    Corkscrew receives preliminary proposal
                                     from Open Wheel Racing Series LLC ("Open
                                     Wheel") to acquire all of the outstanding stock of Corkscrew for $0.50 per share

August 19, 2003                 -    Corkscrew receives preliminary proposal of
                                     a financing from a potential investor

August 23, 2003                 -    Preliminary proposals are discussed at
                                     Corkscrew Board of Directors meeting

August 24, 2003                 -    Corkscrew publicly announces that the Board
                                     of Directors had instructed management to continue negotiating with Open Wheel with respect to all terms related to a possible acquisition of Corkscrew

August 24, 2003                 -    Open Wheel indicates a willingness to
                                     proceed with a transaction and negotiate a definitive agreement at a price of $0.56 per share

August 25-September 3, 2003     -    Discussions continue with Open Wheel

-------------------
(1)  Includes individuals or entities that are a part of a single group.

CONFIDENTIAL                                                                  27

[BEAR STEARNS LOGO]

SECTION 3

REVIEW OF ALTERNATIVES

[BEAR STEARNS LOGO]

EVALUATION OF ALTERNATIVES

THE COMPANY CURRENTLY HAS THREE POSSIBLE ALTERNATIVES.

-    Proceed with the Open Wheel Offer

     - Company may be exposed to significant financial risk between the signing of a definitive merger agreement and closing

     - Company and shareholders are exposed to possibility that merger does not close and remaining capital will have been utilized prior to termination

- Cease funding Corkscrew's wholly-owned operating subsidiary and eventually distribute remaining cash, if any, to Corkscrew shareholders

-    Proceed with status quo business plan and seek financing

     - Corkscrew projects that it will have a cash deficit as the end of 2003 and that it will not generate positive operating cash flow in 2004 and 2005, resulting in negative cash balances at December 31, 2004, 2005 and 2006

         -   Corkscrew will need financing to fund its projected business plan

         - Corkscrew received a preliminary financing proposal from a potential investor on August 19, 2003, which the Board of Directors deemed to be unacceptable

     - Both Corkscrew management and the Board of Directors have indicated that a financing will likely not result in the retention of teams, sponsors or advertisers

     - For illustrative purposes, we have performed a discounted cash flow analysis utilizing the Company's projections and hypothetical financing terms

CONFIDENTIAL                                                                  28

[BEAR STEARNS LOGO]

SELECTED TRANSACTION CONSIDERATIONS FOR OPEN WHEEL PROPOSAL

-    Anticipated timing of receipt of cash/value by shareholders

-    Conditions precedent and anticipated date and certainty of closing

-    Risk of failure to close

-    Continued use of capital pending closing

-    Committed vs. contingent financing

-    Buyer/investor knowledge and perceived intent to close

CONFIDENTIAL                                                                  29

[BEAR STEARNS LOGO]

BASIS OF ANALYSIS

BEAR STEARNS' WORK AND ANALYSIS IS BASED ON THE FOLLOWING:

- Reviewed a draft dated September 10, 2003 of the Agreement and Plan of Merger among Open Wheel, Open Wheel Acquisition Corp. and the Company (the "Agreement");

- Reviewed the Company's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31,1998 through 2002, its Quarterly Reports on Form 10-Q for the periods ended, March 31, 2003 and June 30, 2003, and its Reports on Form 8-K for the three years ended the date hereof;

- Reviewed certain Schedule 13Ds filed by Open Wheel with the Securities and Exchange Commission with respect to the Company;

- Reviewed certain operating and financial information relating to the Company's business and prospects, including the Forecast dated August 23, 2003 and updates thereto, all as prepared and provided to us by the Company's management;

- Reviewed the bankruptcy / liquidation analysis dated September 3, 2003 prepared by the Company's management in consultation with the Company's legal advisors and the Board of Directors of the Company (the "Liquidation Analysis");

- Met with certain members of the Company's senior management to discuss the Company's business, operations, historical and projected financial results and future prospects, current financial condition and liquidity, expected negative free cash flow and future funding requirements;

- Reviewed the historical prices and trading volume of the Shares of Championship;

- Performed certain hypothetical discounted cash flow analyses based on the projections that Corkscrew management furnished to us; and

- Conducted other studies, analyses, inquiries and investigations as we deemed appropriate.

CONFIDENTIAL                                                                  30

[BEAR STEARNS LOGO]

SECTION 3-A

OPEN WHEEL RACING SERIES LLC
PROPOSAL

[BEAR STEARNS LOGO]

SUMMARY OF PROPOSED TRANSACTION

KEY TERMS AND CONDITIONS

TRANSACTION STRUCTURE:          Reverse triangular merger

ACQUIROR:                       Open Wheel Racing Series LLC ("Open Wheel")

PURCHASE PRICE:                 $0.56 in cash per share of Corkscrew common
                                stock, based on a formula

DILIGENCE PERIOD:               Open Wheel may terminate the Agreement and plan
                                of Merger at any point before September 18, 2003 if it determines that it is advisable to do so.

OPTIONS TREATMENT:              Corkscrew must obtain the consent of all option
                                holders to terminate all outstanding Corkscrew stock options.

TAX TREATMENT:                  Taxable to Corkscrew shareholders.

TRANSACTION FINANCING:          No financing condition - Open Wheel will have
                                available all of the funds necessary for the acquisition of the shares of the Company's common stock.

SHAREHOLDER APPROVAL:           DGCL requires an affirmative vote of the
                                majority of outstanding shares, including Gerry
                                Forsythe shares; additional vote of majority of shareholders not affiliated with Open Wheel actually voting at meeting (treating all dissenters as voting no.)

TERMINATION FEE:                If the Agreement and Plan of Merger is
                                terminated because Corkscrew accepts a superior proposal or its Board of Directors withdraws its recommendation of the Agreement and Plan of Merger, or if the Agreement and Plan of Merger is terminated under other specified circumstances and Corkscrew consummates an alternative transaction within 12 months thereafter, Corkscrew must pay Open Wheel a $350,000 break-up fee.

CLOSING CONDITIONS:             -     Representations and warranties are true
                                      and correct in all material respects

                                - Compliance in all material respect with covenants

                                -     No material adverse effect

                                -     No order, injunction or legal prohibition

                                -     Holders of no more than 16% of common
                                      stock exercise appraisal rights

                                - No litigation pending or threatened that is not expected to be covered by insurance or that seeks specified injunctive relief

                                -     No bankruptcy of Corkscrew

                                -     Consent of all option holders

CONFIDENTIAL                                                                  31

[BEAR STEARNS LOGO]

FINANCIAL REVIEW OF OPEN WHEEL PROPOSAL

                                                                 ($ IN MILLIONS)
--------------------------------------------------------------------------------

                                                   PRE-OFFER,
                                                BASED ON MARKET          OFFER              OFFER
                                                  WITH 6/30/03        WITH 6/30/03       WITH 8/31/03
                                                BALANCE SHEET(1)    BALANCE SHEET(1)   BALANCE SHEET(2)
                                                ----------------    ----------------   ----------------
Price Per Share                                    $  1.83(3)           $   0.56            $  0.56

Common Shares Outstanding                           14.718                14.718             14.718

Equity Value                                       $  26.9              $    8.2            $   8.2

Add: Debt                                              1.8                   1.8                1.8

Less: Cash                                           (51.3)                (51.3)             (23.9)
                                                  --------             ---------           --------
ENTERPRISE VALUE                                  ($  22.5)            ($   41.3)          ($  13.9)

Estimated Cash Burn to December 31, 2003(4)           50.7                  50.7               23.3
                                                   -------              --------            -------
ADJUSTED ENTERPRISE VALUE                          $  28.2              $    9.4            $   9.4

------------------
Note: Amounts may not add due to rounding.

(1) Utilizes balance sheet data as of 6/30/03. Other than long-term debt, does not include balance sheet or contingent liabilities.

(2) Utilizes projected balance sheet data as of 8/31/03, as projected by Corkscrew management in August 23, 2003 management presentation to Board of Directors. Other than long-term debt, does not include balance sheet or contingent liabilities.

(3) Represents unaffected price of August 15, 2003, the last trading day prior to the public announcement that Corkscrew had received a preliminary proposal from Open Wheel to acquire all of the outstanding stock of Corkscrew for $0.50 per share.

(4) Source: Company Forecast and updates thereto. Represents cash burn from indicated date of balance sheet until December 31, 2003 not effected for repayment of current portion of long-term debt.

CONFIDENTIAL                                                                  32

[BEAR STEARNS LOGO]

SELECTED STOCK PRICE STATISTICS

BASED ON TRANSACTION VALUE OF $0.56 PER SHARE

                                               CORKSCREW CLOSING      TRANSACTION
                                                STOCK PRICE (1)    PREMIUM/(DISCOUNT)
                                                ---------------    ------------------
Current (9/03/03)                                 $   1.03               (45.6%)
One Day Prior to Announcement (8/15/03)(2)            1.83               (69.4)
52-Week High                                          5.35               (89.5)
52-Week Low                                           1.40               (60.0)
52-Week Average                                       3.51               (84.0)
90-Day Average                                        2.71               (79.3)
20-Day Average                                        1.80               (68.8)

------------------
(1) All stock averages and high/low are for the time period ending August 15, 2003.

(2) August 15, 2003 represents the last trading day prior to public announcement that Corkscrew had received a preliminary proposal from Open Wheel to acquire all of the outstanding stock of Corkscrew for $0.50 per share.

CONFIDENTIAL                                                                  33

[BEAR STEARNS LOGO]

SECTION 3-B

LIQUIDATION

[BEAR STEARNS LOGO]

LIQUIDATION

ASSUMES CONSOLIDATION(1)(2)(3)

                                                    GROSS VALUE        PER SHARE VALUE
                                                    -----------        ---------------
Company Estimated Cash Balance at 9/5/03           $  21,668,667(4)         $1.47
  Direct Obligations of Parent:
  Occupancy / Leasing                                  2,870,069
  Operating Contracts / Obligations                    9,436,285
  Professional Services                                3,000,000
                                                   -------------
  Subtotal                                            15,306,354
Estimated Cash Balance After Parent Obligations    $   6,362,314
                                                   =============
Potential Obligations of Subsidiaries              $  61,974,944            $4.21
                                                   -------------            -----
Total Obligations of Parent and Subsidiaries       $  77,281,298            $5.25
                                                   =============            =====
Estimated Cash Balance After Liquidation           $           0            $0.00
                                                   =============            =====

ASSUMES NO CONSOLIDATION(1)(2)

                                                    GROSS VALUE        PER SHARE VALUE
                                                    -----------        ---------------
Company Estimated Cash Balance at 9/5/03           $  21,668,667(4)         $ 1.47
  Direct Obligations of Parent:
  Occupancy / Leasing                                  2,870,069
  Operating Contracts / Obligations                    9,436,285
  Professional Services                                3,000,000
                                                   -------------
  Subtotal                                            15,306,354
                                                   =============            ======
Estimated Cash Balance After Parent Obligations    $   6,362,314            $ 0.43(5)
                                                   =============            ======

------------------
(1) Source: Company management and Company legal counsel provided on September 3, 2003 unless otherwise noted, consistent with the liquidation analysis previously provided by Company management to the Company's Board of Directors. We provide no opinion or evaluation as to the achievability of any amounts upon liquidation.

(2) Amounts do not reflect: (i) time value of obligations of Corkscrew, (ii) potential risk and timing of receipt of cash to Corkscrew shareholders,
     (iii) any compromise or reduction of Corkscrew's obligations, or (iv) the potential negative cash flow from operations following September 5, 2003.

(3) Assumes obligations of Corkscrew's subsidiaries are obligations of Corkscrew.

(4) Source: Company management, consistent with the liquidation analysis previously provided by Company management to the Company's Board of Directors.

(5) Resultant cash per share as of 9/5/03; may not be available to Corkscrew shareholders until later date.

CONFIDENTIAL                                                                  34

[BEAR STEARNS LOGO]

SECTION 3-C

HYPOTHETICAL FINANCING SCENARIOS

[BEAR STEARNS LOGO]

HYPOTHETICAL FINANCING SCENARIOS

TO ILLUSTRATE THE POTENTIAL VALUE TO SHAREHOLDERS OF A HYPOTHETICAL FINANCING TRANSACTION, WE HAVE PERFORMED DISCOUNTED CASH FLOW ANALYSES ON TWO ILLUSTRATIVE FINANCING SCENARIOS. THESE ANALYSIS ARE FOR ILLUSTRATIVE PURPOSES ONLY, AND ARE NOT MEANT TO INDICATE IN ANY WAY THAT THESE TERMS COULD BE ACHIEVED.

- Hypothetical Scenario #1: $25.0 million loan at a cash-pay interest rate of 13% per annum, with warrants for 85% of the Company exercisable at $0.10 per share.

     - This scenario was based upon a preliminary financing proposal received by Corkscrew from Company C on August 19, 2003 as further described on
         p. 40

- Hypothetical Scenario #2: $25.0 million loan at ranges of cash-pay interest rates from 15% to 20% per annum.

     - This scenario was based on the assumption that any financing source would require a minimum of 15% to 20% IRR

     - We believe that if a financing source were to lend money to Corkscrew, this financing source would likely expect an all-in-return that would incorporate terms such as (i) up-front fees, (ii) a high interest rate relative to standard secured or unsecured financing and (iii) equity participation features, all of which may increase the cost of debt financing above the illustrative range indicated

CONFIDENTIAL                                                                  35

[BEAR STEARNS LOGO]

LIMITATIONS OF A HYPOTHETICAL DISCOUNTED CASH FLOW ANALYSIS

AS NOTED ABOVE, THIS ANALYSIS WAS PERFORMED FOR ILLUSTRATIVE PURPOSES ONLY; THERE ARE NUMEROUS LIMITATIONS TO THIS HYPOTHETICAL ANALYSIS AND THERE IS NO ASSURANCE OR EXPECTATION THAT THE FORECAST COULD BE ACHIEVED.

-   Utility of Forecasts

     - Per Corkscrew's Board of Directors and management, even if Corkscrew were able to procure financing, key constituents (teams, advertisers, sponsors, promoters) may still depart the series due to a lack of confidence in management. This result would severely limit Corkscrew's ability to achieve the results projected beyond 2003 in the Forecast.

     - The Company's management has demonstrated an inability to forecast financial performance accurately

     - Even if the Company could obtain financing and ensure that its key constituents remained with the series, the Board of Directors has indicated that it believes it will be difficult to achieve the results projected beyond 2003 in the Forecast

     - Corkscrew would need to undergo a significant turnaround to achieve the Forecast

         - Forecast assumes annual increases in sanction fees, sponsorships and television revenue from 2003 levels

              - Given the downward trend in these items over the last several years and the current status of discussions with key series constituents, achievability of the results projected beyond 2003 in the Forecast is in doubt

         - Forecast assumes no team assistance payments after 2004 and flat purse and year-end points fund, entry support payments, race operation and administrative expenses beginning in 2004

              - Teams may not be able to support themselves absent the significant amount of team assistance payments they received in 2003

              - Reduced race distributions in the form of purses and point funds may also reduce incentive of teams to remain in the series

         - Departure of teams would have a material negative effect on the Company's ability to meet its Forecast

CONFIDENTIAL                                                                  36

[BEAR STEARNS LOGO]

-    Issues in Obtaining Financing

     -   Corkscrew has limited assets to provide collateral for a secured loan

     - Given the limited availability of collateral, lending sources would look to loan funds to a company based on its positive cash flow in the foreseeable future; Corkscrew does not project to have positive operating cash flow until 2006

     - Currently, there are limited or no logical strategic buyers for Corkscrew; as a result, lenders would likely only realize repayment upon a refinancing

- With the exception of one preliminary proposal received by Corkscrew (Scenario #1), the Company does not have conventional sources of capital available to it

     - Illustrative assumptions have been made regarding financing terms that, while not available to Corkscrew, illustrate the theoretical value of the Company if the Forecast were to be met

CONFIDENTIAL                                                                  37

[BEAR STEARNS LOGO]

ASSUMPTIONS IN MODELING HYPOTHETICAL FINANCING SCENARIOS

- Utilized the 2004-2006 annual projections provided by Corkscrew management on August 22, 2003 (the "Projections")

- Eliminated interest income included in the Projections for 2004, 2005 and 2006 of approximately $56,000 per annum

- Assumed no cash taxes are paid throughout the projection period, as Corkscrew will have approximately $84 million of net operating losses as of December 31, 2003 to offset any taxable income

- Assumed $1.0 million in annual capital expenditures, per Corkscrew management

- Assumed the following regarding selected working capital balances as of December 31 of 2004-2006, per guidance from Corkscrew management:

     - Accounts receivable equal to 8.1% of revenue, which is based on historic levels

     - Prepaid expenses and other current assets equal to 2.6% of revenue, which is based on historic levels

     - Accounts payable equal to 3.2% of expenses, which is based on historic levels.

-    Assumed 2.0% interest rate earned on excess cash balance

CONFIDENTIAL                                                                  38

[BEAR STEARNS LOGO]

- Calculated the free cash flow to the equity of Corkscrew and a range of terminal values based on projected 2007 EBITDA, an illustrative range of exit EBITDA multiples and net debt outstanding as of December 31, 2006

     - 2007 EBITDA of $5.6 million was based on discussions with Corkscrew management who directed us to assume 5.0% growth in 2006 sponsorship and television revenue, with all other income statement items that affected EBITDA held constant to 2006

- Discounted the free cash flows and terminal value at a range of discount rates

CONFIDENTIAL                                                                  39

[BEAR STEARNS LOGO]

SUMMARY OF HYPOTHETICAL FINANCING SCENARIO #1(1)

KEY HYPOTHETICAL FINANCIAL TERMS AND CONDITIONS

TRANSACTION STRUCTURE:     Cash loan with warrants.

LOAN TERMS:                Company C loans Corkscrew $25.0 million on January 1,
                           2004 ("the Loan"). The Loan would:

                           (i)      have a five-year term; and

                           (ii)     bear interest at the rate of 13% per annum.

LOAN AMORTIZATION:         Beginning July 1, 2005 (18 months after closing),
                           Loan is repaid to the extent excess cash is available above an assumed minimum cash balance of $1.0 million

WARRANT TERMS:             Corkscrew issues to Company C warrants exercisable
                           for common stock of Corkscrew equal to 85% of the outstanding common stock of Corkscrew. The warrants have an exercise price of $0.10 per share.

LOAN REPAYMENT:            Loan repayment (to the extent that it is not
                           amortized by available cash) occurs on December 31, 2006.

WARRANT EXERCISE:          Exercise of warrants by Company C takes place on
                           December 31, 2006, if the projected value per share of the Company as of December 31, 2006 is greater than $0.10 per share. Exercise of warrants results in the issuance of 83.4 million additional shares.

PLACEMENT FEE:             1.5% of the total amount of the Loan received from
                           Company C.

-----------------
(1) Source: Preliminary financing proposal received by Corkscrew from Company C on August 19, 2003; certain terms have been omitted as they are not pertinent to the financial results of the analysis.

CONFIDENTIAL                                                                  40

[BEAR STEARNS LOGO]

REVIEW OF HYPOTHETICAL FINANCING SCENARIO #1

THE TABLE BELOW PRESENTS IMPLIED PER SHARE RESULTS ASSUMING A RANGE OF DISCOUNT RATES AND ILLUSTRATIVE EXIT EBITDA MULTIPLES.

                          HYPOTHETICAL 2007E EXIT EBITDA MULTIPLE(1)
HYPOTHETICAL DISCOUNT   ----------------------------------------------
        RATE             4.50X     4.75X    5.00X      5.25X    5.50X
---------------------   ------    ------    -----     ------    ------
       12.00%           $ 0.08    $ 0.09    $0.10     $ 0.11    $ 0.12

       14.00%             0.08      0.09     0.10       0.11      0.12

       16.00%             0.08      0.09     0.10       0.11      0.12

       18.00%             0.08      0.09     0.10       0.11      0.11

       20.00%             0.08      0.09     0.10       0.10      0.11

CONFIDENTIAL                                                                  41

[BEAR STEARNS LOGO]

SUMMARY OF HYPOTHETICAL FINANCING SCENARIO #2

KEY HYPOTHETICAL FINANCIAL TERMS AND CONDITIONS

TRANSACTION STRUCTURE:    Cash loan.

LOAN TERMS:               Lender loans Corkscrew $25.0 million on January 1,
                          2004 ("the Loan"). The Loan would:

                          (i)    have a five-year term; and

                          (ii) bear interest at the range of rates of 15% to 20% per annum.

                          If Corkscrew requires any additional funding to ensure it maintains a positive cash balance, it would receive such funding in the year it is required at the stated rate.

LOAN AMORTIZATION:        The loan does not amortize.

LOAN REPAYMENT:           Loan repayment (to the extent that it is not
                          amortized by available cash) occurs on December 31, 2006.

-    Challenges in Obtaining Financing in Hypothetical Financing Scenario #2

     -   Limited utility of Forecast

     - Achievement of milestones to effect turnaround would be extremely challenging

     -   Limited amount of hard assets against which to lend

     -   Negative historical and projected cash flow

CONFIDENTIAL                                                                  42

[BEAR STEARNS LOGO]

REVIEW OF HYPOTHETICAL FINANCING SCENARIO #2

THE TABLES BELOW PRESENT IMPLIED PER SHARE RESULTS ASSUMING A HYPOTHETICAL RANGE OF INTEREST RATES, DISCOUNT RATES AND ILLUSTRATIVE EXIT EBITDA MULTIPLES.

HYPOTHETICAL 4.5X 2007E EXIT EBITDA MULTIPLE(1)

                                   HYPOTHETICAL INTEREST RATE
 HYPOTHETICAL DISCOUNT   -----------------------------------------------
         RATE            15.0%   16.0%   17.0%    18.0%    19.0%   20.0%
----------------------   -----   -----   -----   ------    -----   -----
        12.00%           $0.10   $0.05   $0.00     NA        NA     NA
        14.00             0.12    0.07    0.03     NA        NA     NA
        16.00             0.14    0.09    0.05   $0.00       NA     NA
        18.00             0.15    0.11    0.07    0.03       NA     NA
        20.00             0.17    0.13    0.09    0.05     $0.01    NA

HYPOTHETICAL 5.0X 2007E EXIT EBITDA MULTIPLE (1)

                                   HYPOTHETICAL INTEREST RATE
 HYPOTHETICAL DISCOUNT   -----------------------------------------------
         RATE            15.0%   16.0%   17.0%    18.0%    19.0%   20.0%
----------------------   -----   -----   -----   ------    -----   -----
        12.00%           $0.23   $0.19   $0.14   $0.09     $0.04     NA
        14.00             0.25    0.20    0.15    0.11      0.06   $0.01
        16.00             0.26    0.22    0.17    0.13      0.08    0.03
        18.00             0.27    0.23    0.19    0.15      0.10    0.06
        20.00             0.28    0.24    0.20    0.16      0.12    0.08

HYPOTHETICAL 5.5X 2007E EXIT EBITDA MULTIPLE (1)

                                   HYPOTHETICAL INTEREST RATE
 HYPOTHETICAL DISCOUNT   -----------------------------------------------
         RATE            15.0%   16.0%   17.0%    18.0%    19.0%   20.0%
----------------------   -----   -----   -----   ------    -----   -----
        12.00%           $0.37   $0.32   $0.27   $0.23     $0.17   $0.12
        14.00             0.37    0.33    0.28    0.24      0.19    0.14
        16.00             0.38    0.34    0.29    0.25      0.20    0.16
        18.00             0.39    0.35    0.30    0.26      0.22    0.17
        20.00             0.39    0.35    0.31    0.27      0.23    0.19

------------------
Note: "NA" reflects negative per share value.

(1) For illustrative purposes only. Absence of relevant comparable public companies or comparable acquisition transactions creates uncertainty in achieving these exit multiples.

CONFIDENTIAL                                                                  43

[BEAR STEARNS LOGO]

APPENDICES

[BEAR STEARNS LOGO]

APPENDIX A

WEIGHTED AVERAGE COST OF
CAPITAL CALCULATION

[BEAR STEARNS LOGO]

DISCOUNT RATE ASSUMPTIONS

IN DETERMINING THE APPROPRIATE DISCOUNT RATE, WE HAVE ESTIMATED A WEIGHTED AVERAGE COST OF CAPITAL ("WACC") FOR THE COMPANY.

- In estimating a WACC for Corkscrew, we have utilized Corkscrew's observed beta; however, there are limitations in utilizing Corkscrew's historical beta

- Corkscrew's liquidity crisis would increase the cost of financing into ranges indicative of highly speculative investments

BASED ON THE WACC ANALYSIS THAT FOLLOWS AND THE FACTORS DISCUSSED ABOVE, WE HAVE SELECTED A RANGE OF DISCOUNT RATES OF 12 % TO 20 %; HOWEVER, RETURNS SOUGHT BY POTENTIAL INVESTORS MAY BE ABOVE THIS RANGE.

CONFIDENTIAL                                                                  44

[BEAR STEARNS LOGO]

ILLUSTRATIVE WACC CALCULATION

COST OF EQUITY ASSUMPTIONS

Corkscrew Unlevered Beta(1)                         0.61
Risk Free Rate(2)                                   5.00%
Equity Market Risk Premium(3)                      12.67
Cost of Equity                                      11.9%

OBSERVED BETA REFLECTS CORKSCREW'S HISTORICAL UNLEVERED BALANCE SHEET, AND THE CALCULATED COST OF EQUITY IS THE COMPANY'S CALCULATED WACC. ASSUMING HYPOTHETICAL FINANCING WERE AVAILABLE TO CORKSCREW, THE COMPANY'S LEVERED BETA WOULD LIKELY BE HIGHER, AS THE COMPANY WOULD BE MORE LEVERED THAN IT CURRENTLY IS; THIS MAY RESULT IN A HIGHER WACC.

---------------
(1) Corkscrew's observed historical beta as of September 3, 2003 per Bloomberg.

(2)      Yield on 20 Year Interpolated U.S. Treasury as of September 3, 2003.

(3)      Ibbotson's equity market risk premium of 7.0% plus 5.67% Micro-Cap
         Premium.

CONFIDENTIAL                                                                  45